                                                                    EXHIBIT 99.E
                                                                        TAML



                              Settlement Agreement

         Settlement Agreement, dated as of March 20, 2003 (the "Agreement"), by and among President and Fellows of Harvard College ("Harvard University"), Harvard Management Company, Inc. ("Harvard Management"), Steven Alperin ("Alperin" and, collectively with Harvard University and Harvard Management, the "Harvard Parties"), and Templeton Asset Management Ltd. ("TAML").

                                R E C I T A L S:
                                - - - - - - - -

         WHEREAS, TAML, an indirect wholly-owned subsidiary of Franklin Resources, Inc. ("FRK"), is the investment manager for each of Templeton China World Fund, Inc. ("China World") and Templeton Dragon Fund, Inc. ("Dragon");

         WHEREAS, Harvard University is the Beneficial Owner (as defined below) of approximately 30.3% of the outstanding shares of common stock of China World and of approximately 14.0% of the outstanding shares of common stock of Dragon;

         WHEREAS, Harvard Management is wholly controlled by Harvard University and is the investment advisor to Harvard University's endowment, and Alperin is a vice-president of Harvard Management and manages that portion of Harvard University's endowment that is invested in China World and Dragon; and

         WHEREAS, the parties wish to set forth their understanding and agreement with respect to the settlement of the Current Litigation (as defined below) and related matters.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Certain Defined Terms. For purposes of this Agreement:

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "1940 Act" shall mean the Investment Company Act of 1940, as amended.

         "Affiliate" and "Associate" shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC (as defined below) under the 1934 Act.

         "Beneficial Owner" and "Beneficially Own" shall have the meanings as set forth in Rule 13d-3 promulgated by the SEC (as defined below) under the 1934 Act.

         "Current Litigation" shall mean the matter pending in the United States District Court for the District of Maryland, Northern Division (Case No. JFM 03-CV-275),
captioned "Templeton China World Fund, Inc., Templeton Dragon Fund, Inc., and Templeton Asset Management Ltd., plaintiffs, v. President and Fellows of Harvard College, Harvard Management Company, Inc., and Steven Alperin, defendants", including the claims, counterclaims and affirmative defenses that have been asserted therein.

          "FT Closed-End Fund" shall mean:

          (i) each of the entities listed on Schedule I hereto, and

          (ii) each closed-end fund or other similar fund or pooled investment vehicle first organized, advised or managed by TAML or by any TAML Affiliate (as defined below) on or after the date hereof, the common equity interests in which are not freely redeemable by the fund or investment vehicle upon demand by interest holders;

provided, however, that the term "FT Closed-End Fund" shall not include China World or Dragon (including any successor thereto in any reorganization thereof, including any change in organizational form); provided, however, that the term "FT Closed-End Fund" shall not include any fund or other investment vehicle, not initially sponsored by TAML or by any TAML Affiliate, that for the first time is advised or managed by TAML or any TAML Affiliate after the date hereof if, at the time such fund or other investment vehicle begins to be advised or managed by TAML or any TAML Affiliate, Harvard University, Harvard Management, or Alperin, as the case may be, or any entity wholly owned or controlled or advised by any of them or any combination of them, already Beneficially Owns more than two percent (2%) of the voting equity securities of such fund or investment vehicle. TAML may, but shall not be required to, hereafter update Schedule I hereto on its own initiative, and none of the Harvard Parties shall be relieved of any obligations hereunder based on the failure of TAML to so update such
Schedule I; provided, however, that within seven (7) business days after the Harvard Parties' written request therefor, TAML shall provide to the Harvard Parties an updated written list of FT Closed-End Funds as of the date of the Harvard Parties' written request and provided further that the Harvard Parties collectively shall not make more than six (6) such requests for such an updated list in any calendar year. For the purposes of this definition, the term "TAML Affiliate" shall mean any and all Affiliates of TAML other than any entity that becomes an Affiliate of TAML after the date hereof except as a result of (X) the organization of such entity as part of an internal reorganization of or within the Franklin Templeton group that does not directly or indirectly involve any transaction by any of the entities in the Franklin Templeton group with an unaffiliated third party, or (Y) a direct or indirect acquisition, merger or other business combination by or involving the Franklin Templeton group that does not result in a change of control of such group or a change of the ultimate parent of TAML.

         "Other Settlement Agreements" shall mean, collectively, (i) that certain settlement agreement dated the date hereof between the Harvard Parties and China World, as the same may be amended and in effect from time to time and
(ii) that certain
settlement agreement dated the date hereof between the Harvard Parties and Dragon, as the same may be amended and in effect from time to time (the "Dragon Settlement Agreement").

         "SEC" shall mean the United States Securities and Exchange Commission.

     Section 2. Authority and Enforceability.

         (a) Each of the Harvard Parties represents and warrants as follows:

              (i) such party has all requisite power and authority to execute and deliver the Agreement and to perform its obligations hereunder;

              (ii) the execution, delivery and performance of the Agreement by such party has been duly authorized by all necessary action on the part of such party;

              (iii) the Agreement has been duly and validly executed and delivered by such party and (assuming the due authorization, execution and delivery thereof by the other parties hereto) constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to general principles of equity, statutory limitations and judicially-imposed public policy constraints; and

              (iv) the execution and delivery by such party of the Agreement and the performance by such party of its obligations hereunder will not conflict with, constitute a default under or violate (A) any of the terms, conditions or provisions of the organizational documents of such party (if such party is not a natural person), (B) any of the terms, conditions or provisions of any material document, agreement or other instrument to which such party is a party or by which it is bound, or (C) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on such party.

         (b) TAML represents and warrants as follows:

              (i) it has all requisite power and authority to execute and deliver the Agreement and to perform its obligations hereunder;

              (ii) the execution, delivery and performance of the Agreement by TAML has been duly authorized by all necessary action on the part of TAML;

              (iii) the Agreement has been duly and validly executed and delivered by TAML and (assuming the due authorization, execution and delivery thereof by the other parties hereto) constitutes the legal, valid and binding obligation of TAML, enforceable against TAML in accordance with its terms, subject to general principles of equity, statutory limitations and judicially-imposed public policy constraints; and

              (iv) the execution and delivery by TAML of the Agreement and the performance by TAML of its obligations hereunder will not conflict with, constitute a default under or violate (A) any of the terms, conditions or provisions of the organizational documents of TAML, (B) any of the terms, conditions or provisions of any material document, agreement or other instrument to which TAML is a party or by which it is bound, or (C) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on TAML.

     Section 3. No Share Acquisitions. Unless otherwise specifically agreed in writing between one or more of the Harvard Parties, on the one hand, and TAML, on the other hand, each of the Harvard Parties agrees that from the date hereof and perpetually thereafter it will not (and will not advise, assist or encourage others to), directly or indirectly, acting individually or in concert with others, in any manner, acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, by purchase or otherwise, any direct or indirect beneficial interest in any securities of any FT Closed-End Fund (including, without limitation, any direct or indirect interest in any rights, warrants or options to acquire, or in any securities convertible into or exchangeable for, any securities of any FT Closed-End Fund) or any derivative instrument that provides the economic benefits or other indicia of ownership of any such securities; provided, however, that it will not be considered a violation of this Section 3 if (i) the Harvard Party acquires an indirect interest in any securities of an FT Closed-End Fund (not as a result of an investment decision by the Harvard Party to acquire an interest in such securities) but does not as a result become a Beneficial Owner of such securities (and does not otherwise have investment discretion over such securities), or (ii) securities of an FT Closed-End Fund are acquired by an investment adviser or other person acting in a similar capacity for a Harvard Party and (A) the Harvard Party did not know of the planned acquisition in advance of its occurrence, (B) the Harvard Party becomes a Beneficial Owner of the securities as a result of such acquisition, and (C) the Harvard Party instructs the investment adviser or other person to promptly dispose of such securities when portfolio management personnel of such Harvard Party have actual knowledge that the acquisition has occurred; provided, further, that each of the Harvard Parties shall apprise any person or entity currently serving as an investment adviser, or in any similar capacity, to it, and each person becoming an investment adviser, or beginning to act in any similar capacity, to it during the period of four years from the date hereof, of the obligations and restrictions of such Harvard Party arising under this
Section 3.

     Section 4. Standstill. Each of the Harvard Parties agrees that for a period of four years from and after the date hereof, it will not (and will not advise, assist or encourage others to), directly or indirectly, acting individually or in concert with others, in any manner:

              (i) make, or in any way participate in, any shareholder proposal or nomination with respect to any FT Closed-End Fund or FRK, or seek to advise or influence in any manner whatsoever any person or entity with respect to any shareholder proposal or nomination with respect to any FT Closed-End Fund or FRK, in each case, including, but not limited to, any proposal relating to the election of directors, the adoption or termination of any investment advisory contract, any change in a fundamental policy, classification, or sub-classification, any change in structure, any change in organizational documents, or any matter that requires a stockholder vote, including, but not limited to, pursuant to Section 13 of the 1940 Act, including any precatory or advisory proposal with respect to any of the foregoing;

              (ii) make, or in any way participate in, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the 1934 Act) any securities of any FT Closed-End Fund or FRK, or advise or seek to influence in any manner whatsoever any person or entity with respect to the voting of any securities of any FT Closed-End Fund or FRK;

              (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of any FT Closed-End Fund or FRK;

              (iv) otherwise act to seek to propose to any FT Closed-End Fund or FRK or any of their respective management, board of directors, officers or stockholders, any merger, business combination, restructuring, recapitalization, charter amendment or any other change to any other organizational document, change in policy, change in classification or subclassification, change in investment manager, or other transaction or similar matter, or otherwise seek to control, change or influence the management, board of directors (or similar body) or the policies of any FT Closed-End Fund or FRK, including any precatory or advisory proposal with respect to any of the foregoing;

              (v) hold any securities of any FT Closed-End Fund or FRK with the purpose or effect of changing or influencing control of such issuer, or in connection with or as a participant in any transaction having that purpose or effect, including any transaction subject to Rule 13d-3(b) under the 1934 Act;

              (vi) make any request or proposal to amend, waive or terminate any provision of this Section 4;

              (vii) provide any advice or enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

              (viii) announce an intention to take, or enter into any arrangement or understanding with others to take, any of the actions restricted or prohibited under clauses (i) through (vii) of this Section 4.

     Section 5. Press Release; Public Statement. The Harvard Parties and TAML agree that immediately following the execution of this Agreement, Harvard University, Harvard Management, and TAML shall issue a joint press release regarding the terms of this Agreement in the form attached as Schedule II hereto. Except for such press release, no party hereto (or their agents, representatives or designees) shall make any public statement (including any statement to the media) regarding this Agreement or any of the Other Settlement Agreements or the settlements contemplated hereby or thereby; provided, however, that the foregoing shall not preclude (a) communications or disclosures required of a party hereto by law, regulatory bodies with appropriate jurisdiction, or stock exchange rules or regulations, or
(b) the delivery by any party hereto of a copy of such press release, this Agreement or the Other Settlement Agreements to any person. The parties hereto acknowledge and agree that any communication or disclosure made pursuant to clause (a) of the immediately preceding sentence shall not disparage any other party hereto or this Agreement or any of the Other Settlement Agreements. Notwithstanding the foregoing, the obligations and limitations on each of the parties hereto arising under this Section 5 with respect to the Dragon Settlement Agreement shall be terminated if, only to the extent that and for so long as the corresponding obligations and limitations on the parties to the Dragon Settlement Agreement arising under Section 6 thereof (or any successor section thereto) are terminated pursuant to the terms of Section 3(d)(ii) - (iv) of the Dragon Settlement Agreement (or any successor provisions thereto). TAML agrees that it will support (and will not take any action in derogation of) the proposals to open-end China World submitted or to be submitted by the Board of Directors of China World to the shareholders of China World at the 2003 Annual Meeting of Shareholders of China World.

     Section 6. Termination of Litigation; Covenant not to Sue.

         (a) Each of the Harvard Parties and TAML hereby agrees to dismiss the Current Litigation (the "Dismissed Claims") without prejudice. Within three business days after the execution of this Agreement, the parties hereto shall cause a Stipulation of Dismissal without Prejudice (or such other appropriate document), substantially in the form attached as Schedule III hereto, to be executed and filed with the court in the Current Litigation.

         (b) Subject to paragraph (d) of this Section 6, each of the Harvard Parties hereby covenants that, for a period of four years after the date hereof, it will not initiate or cause to be initiated (or encourage or aid in the initiation of) against TAML or its past, present or future directors or officers, directly or indirectly, any suit, action, or proceeding of any kind, or participate in any such action, individually, derivatively, or as a representative or member of a class, under any contract (express or implied), law, statute, or regulation, federal, state or local, pertaining in any manner whatsoever to the Dismissed Claims, or to any other claims that could have been asserted in the Current Litigation. This Covenant Not to Sue shall be a complete defense to any suit, action or proceeding brought in violation of this Covenant Not to Sue. Nothing herein limits the right of the Harvard Parties to bring an action to enforce this Agreement or based on an alleged material breach of this Agreement.

         (c) Subject to paragraph (d) of this Section 6, TAML hereby covenants that it will not initiate or cause to be initiated (or encourage or aid in the initiation of) against any of the Harvard Parties or their respective past, present or future directors or officers, directly or indirectly, any suit, action, or proceeding of any kind, under any contract (express or implied), law, statute, or regulation, federal, state or local, pertaining in any manner whatsoever to (i) the Dismissed Claims, or any other claims that could have been asserted in the Current Litigation, for a period of four (4) years after the date hereof, and
(ii) the claims asserted pursuant to Section 16(b) of the 1934 Act included in the Dismissed Claims, beginning on the date which is four (4) years after the date hereof and in perpetuity thereafter. This Covenant Not to Sue shall be a complete defense to any suit, action or proceeding brought in violation of this Covenant Not to Sue. Nothing herein limits the right of TAML to bring an action to enforce this Agreement or based on an alleged material breach of this Agreement.

         (d) In the event of a material breach of this Agreement, the Covenants Not to Sue set forth in paragraphs (b) and (c) of this Section 6, as applicable, shall not be binding on the aggrieved party.

         (e) The parties hereto agree that the period of time between the voluntary dismissal of the Current Litigation (as contemplated by Section 6(a) hereof) and the commencement of a new action by an aggrieved party asserting similar claims (as contemplated by Section 6(d) hereof) will not be counted towards any defense based on statute of limitations, laches, or similar time-based defenses.

     Section 7. Remedies; Consent to Jurisdiction.

         (a) Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that aggrieved parties shall be entitled to equitable relief including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and specific enforcement of the terms and provisions hereof, in addition to any other remedy to which they may be entitled at law or in equity, including monetary damages. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

         (b) The parties hereto agree that any actions, suits or proceedings arising out of or relating to this Agreement, the transactions contemplated hereby (including the dismissal of the Current Litigation), or a new action by an aggrieved party (as contemplated by Section 6(d) hereof), shall be brought solely and exclusively in the United States District Court for the District of Maryland, Northern Division (or if such federal court lacks subject matter jurisdiction, in the courts of the State of Maryland located in Baltimore, Maryland). The parties agree not to commence any such action, suit or proceeding except in such courts and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10 hereof shall be effective service of process for any such action, suit or proceeding brought against any party in any such court. The parties also irrevocably and unconditionally waive any objection to the laying of venue of any such action, suit or proceeding in the courts of the State of Maryland or the United States of America located in the State of Maryland, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court pursuant hereto has been brought in an inconvenient forum.

     Section 8. Fees, Costs and Expenses. Except as expressly provided herein, each party hereto shall pay its own fees, costs and expenses incident to this Agreement and the transactions contemplated herein. The Harvard Parties shall be responsible for their own legal fees and expenses with respect to the Current Litigation and their proxy contest relating to the 2003 Annual Meetings of Shareholders of China World and Dragon. TAML shall be responsible for its own legal fees and expenses and the legal fees and expenses incurred by China World, Dragon and their respective directors with respect to the respective Other Settlement Agreements and the Current Litigation. TAML shall also be responsible for the legal fees and expenses incurred by each of China World and Dragon through the date hereof with respect to their proxy contests relating to the 2003 Annual Meetings of Shareholders of China World and Dragon, respectively.

     Section 9. Entire Agreement; Amendments; Successors; Third Party Beneficiaries.

         (a) This Agreement and the Other Settlement Agreements contain the entire understanding of the parties with respect to the subject matter hereof and thereof. This Agreement and the Other Settlement Agreements supersede all previous negotiations, representations and discussions by the parties hereto and thereto concerning the subject matter hereof and thereof, and integrate the whole of all of their agreements and understanding concerning same. No prior oral representations or undertakings concerning the subject matter hereof or thereof shall operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement or the Other Settlement Agreements, nor shall they be relied upon.

         (b) This Agreement may be amended only by an agreement in writing executed by the party or parties against which it is sought to be enforced.

         (c) No party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that TAML may freely assign its rights and delegate its obligations to the transferee of all or substantially all of its assets, so long as such transferee agrees to be bound by all of the obligations of TAML hereunder (at which point such transferee shall be deemed to have all of the rights and obligations hereunder of TAML). This Agreement shall be binding upon, and shall inure to the benefit of, the parties' successors and permitted assigns.

         (d) Each FT Closed-End Fund and each entity controlling, controlled by or under common control with TAML, including, but not limited to, FRK, is intended to be a third party beneficiary of Sections 3, 4 and 7 of this Agreement and shall be entitled to enforce such provisions of this Agreement as though it were a party hereto. It is the intention of the parties hereto that Sections 3 and 4 of this Agreement will be enforced in respect of any FT Closed-End Fund as follows: (i) in the first instance, by that FT Closed-End Fund and/or TAML if TAML is a proper plaintiff in that action, (ii) in the second instance, by that FT Closed-End Fund or an Affiliate of TAML that is the investment advisor to that FT Closed-End Fund (if there is such an entity) if it is a proper plaintiff in that action, (iii) in the third instance, by that FT Closed-End Fund or the lowest level subsidiary of FRK that would be a proper plaintiff in that action (if there is such a subsidiary), and (iv) in the fourth instance, by that FT Closed-End Fund or FRK. China World is intended to be a third party beneficiary with respect to TAML's obligations under Sections 5 and 8 of this Agreement and shall be entitled to enforce such provisions of this Agreement as though it were a party hereto. Dragon is intended to be a third party beneficiary with respect to TAML's obligations under Section 8 of this Agreement and shall be entitled to enforce such provisions of this Agreement as though it were a party hereto.

         (e) Any material breach by any party other than the Harvard Parties under any of the Other Settlement Agreements shall be deemed a material breach by TAML under this Agreement.

         (f) TAML acknowledges and agrees that it is familiar with the provisions of the Other Settlement Agreements and that it will take no action contrary to, or inconsistent with the full implementation of such agreements.

     Section 10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested, or delivered to a nationally recognized next business day courier for delivery on the next business day, or by facsimile, with the required copy also sent as aforesaid and in any instance addressed as follows:

                  if to any of the Harvard Parties:

                           c/o Harvard Management Company, Inc.
                           600 Atlantic Avenue
                           Boston, MA  02210-2203
                           Telecopy:  (617) 878-6523
                           Attention:  Michael S. Pradko

                           with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA  02110-2624
                           Telecopy:  (617) 951 7050
                           Attention:  Harvey J. Wolkoff/Timothy W. Diggins
                  if to TAML:

                           One Franklin Parkway
                           San Mateo, CA  94403-1906
                           Telecopy:  (650) 312-2221
                           Attention:  General Counsel

                           with a copy to:

                           Zuckerman Spaeder LLP
                           100 East Pratt Street, Suite 2440
                           Baltimore, MD  21202
                           Telecopy:  (410) 332-0444
                           Attention:  Martin S. Himeles, Jr.

or such other address as shall be furnished in writing by any of the parties, and any such notice or communication shall be deemed to have been given as of the date so delivered personally, so mailed, so delivered to the courier service, or so transmitted by telecopy (except that a notice of change of address shall not be deemed to have been given until received by the addressee).

     Section 11. Law Governing. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to any conflict of laws provisions thereof.

     Section 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, a signature page signed and transmitted by electronic mail in pdf form, facsimile machine or telecopier is to be treated as an original signature and document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

     Section 13. No Presumption Against Draftsperson. Each of the undersigned hereby acknowledges that the undersigned fully negotiated the terms of this Agreement, that each such party had an equal opportunity to influence the drafting of the language contained in this Agreement and that there shall be no presumption against any such party on the ground that such party was responsible for preparing this Agreement or any part hereof. All prior working drafts of this Agreement, and any notes and communications prepared in connection therewith, shall be disregarded for purposes of interpreting the meaning of any provision contained herein.

     Section 14. Enforceability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this

Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

                                 PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                 By:    /s/ Jack R. Meyer
                                    -----------------------------------------
                                     Name:  Jack R. Meyer
                                     Title: Deputy Treasurer


                                 HARVARD MANAGEMENT COMPANY, INC.


                                 By:    /s/ Jack R. Meyer
                                    -----------------------------------------
                                     Name:  Jack R. Meyer
                                     Title: Authorized Signatory


                                 By:    /s/ Michael S. Pradko
                                    -----------------------------------------
                                     Name:  Michael S. Pradko
                                     Title: Authorized Signatory



                                   /s/ Steven Alperin
                                 --------------------------------------------
                                 Steven Alperin

                                 TEMPLETON ASSET MANAGEMENT LTD.


                                 By:    /s/ Gregory E. Johnson
                                    -----------------------------------------
                                     Name:  Gregory E. Johnson
                                     Title: Director

                                   SCHEDULE I
                               FT CLOSED-END FUNDS

                               FT Closed-End Funds
                               -------------------

Franklin Floating Rate Trust (US)
Franklin Multi-IncomeTrust (US)
Franklin Mutual Recovery Fund (US)
Franklin Universal Trust (US)
Templeton Emerging Markets Fund (US)
Templeton Russia and East European Fund, Inc. (US)
Templeton Global Income Fund, Inc. (US)
Templeton Emerging Markets Income Fund, Inc. (US)
Templeton Asia Fund (Japan)
Templeton Tax-Exempt Government Bond Fund B-1 (Korea)
Templeton Tax-Exempt Government Bond Fund B-2 (Korea)
Templeton Separate Tax Government Bond B-1 (Korea)
Templeton Workers Equity A-1 (Korea)
Templeton Tax-Exempt Government Bond A-1 (Korea)
Templeton Separate Tax Government Bond A-2 (Korea)
Templeton Separate Tax Government Bond A-1 (Korea)
Templeton Separate Tax Government Bond B-2 (Korea)
Templeton Separate Tax Hybrid A-1 (Korea)
Templeton Separate Tax Government Bond A-3 (Korea)
Templeton Separate Tax Government Bond B-3 (Korea)
BOC Hong Kong Templeton Guaranteed Fund (Hong Kong)
Franklin Templeton China Safe Shinjong Separate Taxation Switching Hybrid Fund A-1 (Korea)
Franklin Templeton China Safe Shinjong Separate Taxation Switching Hybrid Fund A-A (Korea)
Templeton Growth Long-Term 1 (Korea)
Templeton Separate Tax Government Bond B-4 (Korea)
Templeton Best Sinjong Separate Taxation Govt Bond A-1 (Korea)
Franklin Templeton Separate Taxation Hybrid Bond 1 (Korea)
Franklin Templeton Private Placement Hybrid Fund 1 (Korea)
Franklin Private Offered Bond Fund 1 (Korea)
Franklin Templeton Tax Exempt High Yield High Risk Hybrid Fund 1 (Korea) Franklin Value Bond Fund 1 (Korea)
Santa Claua New High Yield Closed End 1 (Korea)
Franklin Templeton Private Placement Equity Fund (Korea)
Franklin Private Placed Bond Fund 2 (Korea)
Templeton Shinjong Separate Taxation Hybrid Fund 2 (Korea)
Templeton Private Placement Hybrid Fund 3 (Korea)
Franklin Templeton Private Placement Hybrid Fund 2 (Korea)
Templeton Private Placement Hybrid Fund 2 (Korea)
Templeton Balanced 50 Equity Hybrid Fund 2 (Korea)
Franklin Templeton Shinjong Separate Taxation Hybrid Series 2 (Korea)
Franklin Floating Rate PLC - Class A (Dublin)
Franklin Floating Rate PLC - Class B (Dublin)

Franklin Floating Rate PLC - Class C (Dublin)
Franklin Floating Rate PLC - Class X (Dublin)
Franklin Floating Rate PLC - Class Z (Dublin)
Franklin India Taxshield 95 (India)
Franklin India Taxshield 96 (India)
Franklin India Taxshield 97 (India)
Franklin India Taxshield 98 (India)
Franklin India Taxshield 99 (India)
Templeton India Guaranteed Income Plan (India)
Templeton Emerging Markets Appreciation Fund (Canada)
Templeton Emerging Markets Investment Trust (UK)
Templeton Latin America Investment Trust (UK)

                                   SCHEDULE II
                              FORM OF PRESS RELEASE

                              FORM OF PRESS RELEASE

FOR IMMEDIATE RELEASE

Media Contacts: Lisa Gallegos, Franklin Templeton Investments, Tel: (650) 312-3395
                Steven Alperin, Harvard Management,            Tel: (617) 523-4400
-----------------------------------------------------------------------------------

              HARVARD UNIVERSITY, TEMPLETON CHINA WORLD FUND, INC.,
                         TEMPLETON DRAGON FUND, INC. AND
                         TEMPLETON ASSET MANAGEMENT LTD.
                                 SETTLE LAWSUIT

                          HARVARD UNIVERSITY WITHDRAWS
                 ITS TEMPLETON CHINA WORLD SHAREHOLDER PROPOSALS
                      AND SUPPORTS TEMPLETON CHINA WORLD'S
            OPEN-ENDING PROPOSAL WITH AN IN-KIND DISTRIBUTION FEATURE

                          HARVARD UNIVERSITY WITHDRAWS
                   ITS TEMPLETON DRAGON SHAREHOLDER PROPOSALS;
                 TEMPLETON DRAGON TO MAKE CASH TENDER OFFER FOR
       15% OF ITS OUTSTANDING SHARES AT 92.5% OF NET ASSET VALUE PER SHARE

                                TEMPLETON DRAGON
                 TO SEEK AUTHORITY TO MAKE IN-KIND TENDER OFFERS

Fort Lauderdale, Florida and Boston, Massachusetts, March [__], 2003 - Templeton China World Fund, Inc. (NYSE: TCH), a closed-end management investment company ("China World"), Templeton Dragon Fund, Inc. (NYSE: TDF), a closed-end management investment company ("Dragon"), Templeton Asset Management Ltd., the investment advisor to each of the funds ("Templeton"), and President and Fellows of Harvard College ("Harvard University") announced today that they had reached agreements that will result in, among other things, the dismissal of their litigation claims against each other and the withdrawal of Harvard University's shareholder proposals for the funds' upcoming annual meetings. Also, Harvard will now support the Board's proposal to open-end China World with an in-kind distribution feature, and Dragon will make a tender offer to be commenced on or prior to April 30, 2003, and may, pursuant to its settlement with Harvard, make additional tender offers in the future.

DISMISSAL OF LAWSUIT

The three settlement agreements announced today (between China World and Harvard, Dragon and Harvard, and Templeton and Harvard, respectively) will result in the dismissal without prejudice of the lawsuit originally brought in January 2003 by China World, Dragon and Templeton in the United States District Court for the District of Maryland, Northern Division, against Harvard University, Harvard Management Company, Inc., which is an investment advisor to Harvard University, and Steven Alperin, an officer of Harvard Management (collectively, "Harvard"), as well as the dismissal without prejudice of the counterclaims brought by Harvard against the funds, their respective directors and Templeton. The parties have also entered into covenants not to sue each other with respect to the claims that were made or could have been made in the litigation absent a breach of the settlement agreements.

END OF PROXY CONTEST

As part of the settlements, Harvard has agreed to withdraw all of its shareholder proposals for the respective upcoming 2003 Annual Meetings of Shareholders of China World and Dragon. Harvard also will not solicit proxies from shareholders for the China World 2003 Annual Meeting and will not vote any proxies previously received.

CONVERSION OF CHINA WORLD TO AN OPEN-END FUND

Harvard announced that it intends to support the Board of Directors' proposal at the 2003 Annual Meeting calling for the open-ending of China World, with an in-kind distribution feature described below.

If shareholders approve the open-ending proposal, the in-kind distribution feature will provide the fund the option of meeting large redemption requests through a pro rata, in-kind distribution of its portfolio investments by making an election pursuant to Rule 18f-1 under the Investment Company Act of 1940 and adopting related procedures. This will allow the fund to minimize the potential adverse impact of large redemption requests on the fund's net asset value per share. Small redemption requests (generally in amounts less than $250,000 in any ninety-day period) will be paid in cash by the fund.

Harvard also announced that, if and when China World open-ends, Harvard will redeem all of its shares of the fund within 30 days after conversion, and that under the settlement it will take its redemption proceeds through a pro rata, in-kind distribution of portfolio investments. As a result, the fund will avoid having to sell significant portfolio assets to raise cash to meet Harvard's redemption request - thus limiting the potential adverse effect on the fund's net asset value per share.

China World announced that if conversion to an open-end fund is approved by shareholders, the open-end fund would assess a redemption fee, not in excess of two percent, on all redemptions or exchanges of shares made within six months following the effective date of the conversion except on any redemptions of shares purchased after the conversion.

Representatives of Harvard and China World also have agreed to discuss, prior to conversion, steps China World might take to minimize any adverse effect on the net asset value per share of the fund resulting from a need to sell portfolio securities of the fund to raise cash to satisfy redemption requests.

DRAGON TENDER OFFERS

Dragon announced that as part of its settlement with Harvard, it has agreed to take the following actions:

o April 2003 cash tender offer - The Board of Directors of Dragon approved the making of a cash tender offer to be commenced on or prior to April 30, 2003, for 15% of the fund's outstanding shares at 92.5% of net asset value per share as of the date the offer expires. Previously, the Board of Directors had approved an April 2003 cash tender offer for not less than 10% of the fund's outstanding shares at not less than 90% of net asset value per share.

o In-kind tender offers - Dragon also will apply to the Securities and Exchange Commission ("SEC") for an exemption allowing the fund to make occasional, non-periodic tender offers, each for up to 20% of Dragon's outstanding shares at a price equal to 95% of net asset value per share as of the date the offer expires, to be paid entirely in kind through a pro rata distribution of marketable portfolio securities. The fund will not apply, however, for interval fund status. Subject to certain conditions, the settlement requires the fund to commence such an in-kind tender offer for 20% of the fund's shares within three months after obtaining the SEC exemption. Dragon may also be required under the settlement to conduct, on substantially identical terms, up to two additional in-kind tender offers under certain circumstances. There is no assurance that the SEC will grant the exemption, nor is it possible to predict the date when an exemption might be granted.

o Additional cash tender offers - If the SEC does not grant the exemption for in-kind tender offers by May 26, 2004, the settlement provides that Dragon may, but is not obligated to, conduct an additional cash tender offer, and possibly later follow-on cash tender offers, each for 15% of the fund's outstanding shares at a price of 92.5% of net asset value per share as of the date the offer expires. Under certain circumstances, if Dragon does not conduct these tender offers, Harvard will be relieved of its obligation to refrain from making shareholder proposals and taking other actions with respect to the fund, as described below.

Harvard announced that it intends to tender all of the shares it then owns into each tender offer described above that is commenced.

The Dragon settlement agreement provides that Dragon will not be obligated to commence in-kind tender offers or additional cash tender offers under certain circumstances or conditions. These relate to, among other things, the number of shares tendered by shareholders into preceding tender offers as well as the beneficial ownership percentages of the fund's shareholders.

STANDSTILL

As part of the three settlements, Harvard agreed not to submit any proposals for consideration by shareholders of China World or Dragon , or any other closed-end fund or similar investment vehicle managed by Templeton or its affiliates, or for consideration by shareholders of Franklin Resources, Inc. (NYSE: BEN), the parent company of Templeton, nor to encourage others to do so, for a period of four years. Harvard also has agreed not at any time to acquire additional shares of China World, Dragon or any other closed-end fund or similar investment vehicle managed by Templeton or its affiliates.

                                    * * * * *

The summaries of the settlements reached by Harvard and China World, Harvard and Dragon, and Harvard and Templeton included in this press release are qualified in their entirety by reference to the full text of the three separate settlement agreements. Copies of the settlement agreements will be filed by China World and Dragon with the U.S. Securities and Exchange Commission and will be available for free at the SEC's website, www.sec.gov. The parties have agreed not to make public statements (including to the media) regarding the settlements.

                                    * * * * *

In connection with their 2003 annual meetings of shareholders, China World and Dragon intend to file relevant materials with the U.S. Securities and Exchange Commission ("SEC"), including their respective proxy statements. Because those documents contain important information, shareholders of China World and Dragon are urged to read them when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov. Shareholders also can obtain copies of these documents, when available, for free by calling China World or Dragon at 1-800-342-5236.

China World, its directors and executive officers and certain other persons may be deemed to be participants in China World's solicitation of proxies from its shareholders in connection with its 2003 annual meeting of shareholders. Dragon, its directors and executive officers and certain other persons may be deemed to be participants in Dragon's solicitation of proxies from its shareholders in connection with its 2003 annual meeting of shareholders. Information about their respective directors is set forth in the proxy statement for China World's 2002 annual meeting of shareholders and for Dragon's 2002 annual meeting of shareholders, respectively. Participants in China World's and Dragon's respective solicitations may also be deemed to include the following executive officers or other persons whose interests in China World or Dragon may not be described in their respective proxy statements for China World's and Dragon's 2002 annual meetings: Mark Mobius (President and C.E.O. - Investment Management); Jimmy D. Gambill (Senior Vice President and C.E.O. - Finance and Administration); Charles B. Johnson (Vice President); Rupert H. Johnson, Jr. (Vice President); Harmon E. Burns (Vice President); Martin L. Flanagan (Vice President); Jeffrey A. Everett (Vice President); Gregory E. Johnson (President, Franklin Resources, Inc.); John R. Kay (Vice President); Murray L. Simpson (Vice President and Asst. Secretary); David P. Goss (Vice President and Asst. Secretary); Barbara J. Green (Vice President and Secretary); Michael O. Magdol (Vice President - AML Compliance); Bruce S. Rosenberg (Treasurer and Chief Financial Officer); and Holly Gibson Brady (Director of Corporate Communications
- Franklin Resources, Inc.).

As of the date of this communication, none of the foregoing participants individually, or as a group, beneficially owns in excess of 1% of China World's common stock or 1% of Dragon's common stock. Except as disclosed above, to the knowledge of China World and Dragon, none of their respective directors or executive officers has any interest, direct or indirect, by security holdings or otherwise, in China World or Dragon.

Shareholders of China World or Dragon may obtain additional information regarding the interests of the participants by reading the proxy statements of China World and Dragon when they become available.

                                  ------------

Dragon has not commenced any tender offer referred to in this communication. Upon commencement of any such offer, Dragon will file with the SEC a Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents. Dragon shareholders are strongly encouraged to read these documents when they become available because they will contain important information about any offer. When filed with the SEC, the Schedule TO and related exhibits will be available without charge at the SEC's website at www.sec.gov. Any offer to purchase and related letter of transmittal, when available, will be delivered without charge to all of Dragon's shareholders. Dragon shareholders may also obtain copies of these documents without charge by calling Dragon at 1-800-342-5236.

This communication is not an offer to purchase or the solicitation of an offer to sell shares of Dragon. Any tender offer will be made only by an offer to purchase and the related letter of transmittal. Neither the offer to purchase shares will be made to, nor will tenders pursuant to the offer to purchase be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the offer to purchase would violate that jurisdiction's laws.

                                  SCHEDULE III
               FORM OF STIPULATION OF DISMISSAL WITHOUT PREJUDICE

               Form of Stipulation of Dismissal Without Prejudice

                       IN THE UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF MARYLAND

                               (Northern Division)

-------------------------------------
                                    )
TEMPLETON CHINA WORLD FUND, INC.,   )
TEMPLETON DRAGON FUND, INC. and     )
TEMPLETON ASSET MANAGEMENT LTD.,    )
                                    )
                       Plaintiffs,  )
                                    )
                                    ) Civil Action No.JFM 03-CV-275
                                    )
    v.                              )
                                    )
PRESIDENT AND FELLOWS OF HARVARD    )
COLLEGE, HARVARD MANAGEMENT         )
COMPANY, INC. and STEVEN ALPERIN,   )
                                    )
                                    )
                         Defendants.)
----------------------------------- )


                            STIPULATION OF DISMISSAL

     It is hereby stipulated and agreed, pursuant to Fed. R. Civ. P. 41(a)(1), by and between Plaintiffs Templeton China World Fund, Inc., Templeton Dragon Fund, Inc. and Templeton Asset Management Ltd., and Defendants President and Fellows of Harvard College, Harvard Management Company, Inc. and Steven Alperin, through their undersigned counsel, that this action, including all claims, counterclaims and third-party claims, is dismissed, without prejudice and with each party to bear its own costs.

Dated: ________________
                                         ---------------------------------------
                                         Benjamin Rosenberg,
                                         Federal Bar No. 00263
                                         Douglas J. Furlong,
                                         Federal Bar No. 04588
                                         Craig L. McCullough
                                         Bar No. 015005
                                         ROSENBERG PROUTT FUNK
                                             & GREENBERG, LLP 25
                                         South Charles Street, Suite
                                         2115 Baltimore, MD
                                         21201-3305 (410) 727-6600
                                         (410) 727-1115 (fax)

                                                      -and-

                                         ----------------------------------
                                         Joseph S. Allerhand
                                         Richard L. Levine
                                         Haron W. Murage
                                         Jonathan Margolis
                                         WEIL, GOTSHAL & MANGES LLP
                                         767 Fifth Avenue
                                         New York, NY 10153
                                         (212) 310-8000
                                         (212) 833-3928 (fax)

                                         Attorneys for Plaintiffs Templeton
                                         China World Fund, Inc. and Templeton
                                         Dragon Fund, Inc.

                                         -----------------------------------
                                         Martin S. Himeles Jr.
                                         Federal Bar No. 3430
                                         ZUCKERMAN SPAEDER LLP
                                         100 East Pratt Street, Suite 2440
                                         Baltimore, Maryland 21202
                                         (410) 332-0444

                                         Attorneys for Plaintiff Templeton
                                         Asset Management Ltd.

                                         ----------------------------------
                                         David Clarke, Jr.
                                         PIPER RUDNICK LLP
                                         1200 Nineteenth Street, N.W.
                                         Washington, DC 20036
                                         (202) 861-3900
                                         (202) 223-2085 (fax)

                                                    -and-

                                         Harvey J. Wolkoff
                                         Lisa M. Ropple
                                         Robert G. Jones
                                         ROPES & GRAY
                                         One International Place
                                         Boston, MA 02110
                                         (617) 951-7000
                                         (617) 951-7050 (fax)

                                         Attorneys for Defendants President And
                                         Fellows Of Harvard College, Harvard
                                         Management Company, Inc. and Steven
                                         Alperin

                                       3